Exhibit 5.1 - Form of Opinion of McGuire, Woods, Battle & Boothe  LLP - Legality


               [LETTERHEAD OF MCGUIRE, WOODS, BATTLE & BOOTHE LLP]


                                 [       ], 1999



CarMax Auto Receivables LLC
4900 Cox Road
Glen Allen, Virginia  23060

                        Registration Statement on Form S-3
                            Registration No. 333-79087

Ladies and Gentlemen:

            We have acted as counsel to CarMax Auto Receivables LLC, a Virginia limited liability company, as seller (the "Seller") and CarMax Auto Superstores, Inc., a Virginia corporation, as Servicer (the "Servicer") in connection with the issuance by the CarMax Auto Owner Trust 1999-1 (the "Issuer") of
$[            ] aggregate principal balance of [ ]% Class A-1 Asset-Backed
Notes, $[            ] aggregate principal balance of [ ]% Class A-2
Asset-Backed Notes, $[            ] aggregate principal balance of [ ]% Class
A-3 Asset-Backed Notes and $[            ] aggregate principal balance of [ ]%
Class A-4 Asset- Backed Notes (collectively, the "Notes") and $[            ]
aggregate principal balance of [ ]% Asset-Backed Certificates (the "Certificates"). The Notes will be issued pursuant to the terms of an
Indenture, dated as of [          ], 1999 (the "Indenture"), between the Issuer
and Bankers Trust Company, as Indenture Trustee.  The Certificates will be
issued pursuant to a Trust Agreement dated as of [            ], 1999 (the
"Trust Agreement") between CarMax Auto Receivables LLC, as Depositor, and First Union Trust Company, National Association, as Owner Trustee. Terms not otherwise defined herein have the meaning assigned to them in the Prospectus (as defined below).

            In connection with our engagement, we have examined and relied upon the Registration Statement on Form S-3 registering the Notes, Registration No. 333-79087, filed with the Securities and Exchange Commission (the "SEC") on May 21, 1999 and Amendment No. 1 thereto filed with the SEC on July 21, 1999 (together, the "Registration Statement"), including (i) the form of Prospectus included therein (the "Prospectus"), (ii) the form of the Indenture and the forms of the other documents to be executed in connection therewith and (iii) such other documents as we have deemed necessary for purposes of this opinion.

            We express no opinion as to the laws of any
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jurisdiction other than the laws of the Commonwealth of Virginia and the laws of the United States of America.

            Based upon and subject to the foregoing, we are of the opinion that, when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered and sold as contemplated by the Registration Statement, the Notes will be legally issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to McGuire, Woods, Battle & Boothe LLP under the captions "CarMax Auto Receivables," "Bankruptcy Matters" and "Legal Matters" in the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                              Very truly yours,